Exhibit (g)(3)

SCHEDULE II

to the

CUSTODY AGREEMENT

Dated July 16, 2009, amended as of October 21, 2013 between

each series of ADVISORSHARES TRUST listed herein on this Schedule II

and

THE BANK OF NEW YORK MELLON

AdvisorShares Trust Series:

WCM / BNY Mellon Focused Growth ADR ETF

Accuvest Global Long Short ETF

Peritus High Yield ETF

Ranger Equity Bear ETF

Cambria Global Tactical ETF

Madrona Domestic ETF

Madrona International ETF

Madrona Global Bond ETF

Meidell Tactical ETF

TrimTabs Float Shrink ETF

Accuvest Global Opportunities ETF

STAR Global Buy-Write ETF

QAM Equity Hedge ETF

Global Echo ETF

Global Alpha & Beta ETF

Pring Turner Business Cycle ETF

Newfleet Multi-Sector Income ETF

International Gold ETF

Gartman Gold/Euro ETF

Gartman Gold/Yen ETF

Gartman Gold/British Pound ETF

Athena International Bear ETF

Sage Core Reserves ETF

Treesdale Rising Rates ETF

YieldPro ETF